Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. ACQUIRES VIRGINIA-BASED PERMATREAT PEST CONTROL

ATLANTA, July 30, 2014 – Rollins, Inc. (NYSE: ROL), a premier global consumer and commercial services company announced today that it has signed a definitive agreement to acquire PermaTreat Pest Control Company, Inc. through a tax-free reorganization of PermaTreat’s parent, Wilco Enterprises, Inc. The all-stock merger, which is expected to close on August 1, is the first in Rollins’ recent history and carries significant potential tax benefits for Wilco’s stockholders.

PermaTreat is a leading pest control company located in Central and Northern Virginia and was founded in 1967 and purchased in 1982 by Joe Wilson. Joe started his career in pest control nearly fifty years ago with Orkin. Having grown from one office and six employees when acquired, PermaTreat currently has nine branches and over 100 employees. The Company has established itself as a leader in general pest and termite control, real estate inspections, new construction pretreatment, outdoor pest control, and services to industrial, commercial and residential customers.

“Merging with Rollins is a good cultural fit for both companies,” said Joe Wilson, President and CEO of PermaTreat. We are now aligned with the premier pest management company in North America, and look forward to a successful partnership with the Rollins team. It was a pleasure dealing with Rollins.”

John F. Wilson, President and Chief Operating Officer of Rollins, Inc. commented, “We are extremely pleased to welcome PermaTreat to our company and family of pest control brands. The acquisition provides ideal expansion of our presence in Virginia. Joe and his associates share our culture of continuous improvement and regards customer service as their number one priority. We look forward to working with this team of highly trained professionals, as they continue to operate under the well-recognized PermaTreat brand name.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, The Industrial Fumigant Company, Trutech LLC., Waltham Services LLC., Crane Pest Control, and Rollins Australia, the company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.orkincanada.ca, www.westernpest.com, www.indfumco.com, www.trutechinc.com, www.walthamservices.com, www.cranepestcontrol.com, www.allpest.com.au and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The above release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the tax benefits for Wilco’s stockholders; the scheduled time for completion of the acquisition; the plans for a successful partnership between PermaTreat and the Rollins team; and the expected successful nature of the PermaTreat transaction and expansion of our presence in Virginia. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the degree of success of the Company's pest and termite process reforms and pest control selling and treatment methods; the Company's ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental and tax regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2013.